Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Forma Therapeutics Holdings, Inc. 2019 Stock Incentive Plan, the Forma Therapeutics Holdings, Inc. 2020 Stock Option and Incentive Plan, and the Forma Therapeutics Holdings, Inc. 2020 Employee Stock Purchase Plan of our report dated April 8, 2020 (except for Note 19(e), as to which the date is June 15, 2020), with respect to the consolidated financial statements of Forma Therapeutics Holdings, Inc. included in its Registration Statement (Form S-1 No. 333-238783) and related Prospectus of Forma Therapeutics Holdings, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 22, 2020